Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus of Allakos Inc. for the registration of Allakos Inc.’s common stock, and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the financial statements of Allakos Inc., and the effectiveness of internal control over financial reporting of Allakos Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 19, 2022